Exhibit 99.2

Table of Contents

INDEX TO CONDENSED COMBINED AND CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

Page
Condensed Combined and Consolidated Balance Sheets	2
Condensed Combined and Consolidated Statements of Operations	3
Condensed Combined and Consolidated Statements of Changes in Equity	4
Condensed Combined and Consolidated Statements of Cash Flows	5
Notes to Condensed Combined and Consolidated Financial Statements	6-25

MSP RECOVERY, LLC and Subsidiaries

Condensed Combined and Consolidated Balance Sheets

(Unaudited)

(In thousands)	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,790	$1,664
Affiliate receivable (1)	4,153	4,070
Prepaid expenses and other current assets	16,366	13,304

Total current assets	22,309	19,038

Property, plant and equipment, net	942	750
Intangible assets, net	83,501	84,218

Total assets	$106,752	$104,006

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$5,139	$4,609
Affiliate payable (1)	48,265	45,252
Commission payable	465	465
Deferred service fee income	—	249
Other current liabilities	6,542	3,489

Total current liabilities	60,411	54,064

Claims financing obligation & notes payable (1)	109,125	106,805
Interest payable	102,617	94,545

Total liabilities	$272,153	$255,414

Commitments and contingencies (Note 10)

Equity:
Members’ deficit	$(169,749)	$(155,756)
Noncontrolling interest	4,348	4,348

Total equity	$(165,401)	$(151,408)

Total liabilities and equity	$106,752	$104,006

(1)

As of March 31, 2022 and December 31, 2021, the total affiliate receivable and affiliate payable balances are with related parties. In addition, the claims financings obligation & notes payable includes balances with related parties. See Note 11, Related Party, for further details.

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

MSP RECOVERY, LLC and Subsidiaries

Condensed Combined and Consolidated Statements of Operations

(Unaudited)

	For the three months ended March 31,
(In thousands)	2022	2021
Claims recovery income	$109	$15
Claims recovery service income (1)	8,076	3,414

Total Claims Recovery	$8,185	$3,429
Operating expenses
Cost of claim recoveries (2)	2,724	39
General and administrative (3)	6,918	2,613
Professional fees	1,938	1,119
Depreciation and amortization	79	32

Total operating expenses	11,659	3,803

Operating Loss	$(3,474)	$(374)

Interest expense	(10,415)	(5,922)
Other (expense) income, net	(2)	424

Net loss	$(13,891)	$(5,872)

Less: Net (income) loss attributable to non-controlling members	—	—
Net loss attributable to controlling members	$(13,891)	$(5,872)

(1)

For the three months ended March 31, 2022 and 2021, claims recovery service income included $7.3 million and $2.7 million, respectively, of claims recovery service income from VRM MSP Recovery Partners LLC (“VRM”). See Note 11, Related Party, for further details.

(2)

For the three months ended March 31, 2022 and 2021, cost of claim recoveries included $40 thousand and $– thousand, respectively, of related party expenses. This all relates to contingent legal expenses earned from claims recovery income pursuant to legal service agreements with the La Ley con John H. Ruiz P.A., d/b/a MSP Recovery Law Firm (the “Law Firm”). See Note 11, Related Party, for further details.

(3)

For the three months ended March 31, 2022 and 2021, general and administrative expenses included $5 thousand and $97 thousand, respectively, of related party expenses. This includes legal expenses to the Law Firm of $5 thousand and $3 thousand, respectively. See Note 11, Related Party, for further details.

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

MSP RECOVERY, LLC and Subsidiaries

Condensed Combined and Consolidated Statements of Changes in Equity

(Unaudited)

(In thousands)	Members’ Deficit	Non- Controlling Interests	Total Equity
Balance at December 31, 2021	$(155,756)	$4,348	$(151,408)
Distributions	(102)	—	(102)
Net loss	(13,891)	—	(13,891)
Balance at March 31, 2022	$(169,749)	$4,348	$(165,401)

(In thousands)	Members’ Deficit	Non- Controlling Interests	Total Equity
Balance at December 31, 2020	$(120,179)	$4,332	$(115,847)
Contributions	226	—	226
Distributions	(271)	—	(271)
Net loss	(5,872)	—	(5,872)
Balance at March 31, 2021	$(126,096)	$4,332	$(121,764)

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

MSP RECOVERY, LLC and Subsidiaries

Condensed Combined and Consolidated Statements of Cash Flows

(Unaudited)

	For the three months ended March 31,
(In thousands)	2022	2021
Cash flows from operating activities:
Net loss (1)	$(13,891)	$(5,872)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	79	32
Amortization included in cost of claim recoveries	2,717	31
Paid in kind interest	10,392	5,913
Unrealized losses on investments - short position	—	193
Change in operating assets and liabilities:
Affiliate receivable (1)	(83)	(1,100)
Affiliate payable (1)	3,013	(3,611)
Prepaid expenses and other assets	(194)	6
Accounts payable and accrued liabilities	1,400	(100)
Deferred service fee income	(249)	—

Net cash provided by (used in) operating activities	3,184	(4,508)

Cash flows from investing activities:
Additions to property, plant, and equipment	(133)	(27)
Additions to intangible assets	(2,000)	—
Purchases of equity securities	—	(2,390)
Purchase of securities to cover short position	—	(1,770)

Net cash used in investing activities	(2,133)	(4,187)

Cash flows from financing activities:
Contributions from members	—	226
Distributions to members	(102)	(271)
Additions to deferred transaction costs	(823)	(396)

Net cash used in financing activities	(925)	(441)

Increase (decrease) in cash and cash equivalents	126	(9,136)
Cash and cash equivalents at beginning of year	1,664	11,879

Cash and cash equivalents at end of year	$1,790	$2,743

Supplemental cash flow information:

Supplemental disclosure of non-cash investing and financing activities:
Cash paid during the period for:
Interest	$23	$10

(1)	Balances include related party transactions. See Note 11, Related Party, for further details.

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

MSP RECOVERY, LLC and Subsidiaries

Notes to Condensed Combined and Consolidated Financial Statements

(Unaudited)

Note 1. DESCRIPTION OF BUSINESS

MSP Recovery, LLC (“MSPR”) was organized as a limited liability company on July 8, 2014 as a Medicaid and Medicare Secondary Pay Act recovery specialist. Additional limited liability companies related to MSPR through common ownership were subsequently organized to facilitate MSPR’s operational or financial needs. These financial statements were prepared on a combined and consolidated basis as described in Note 2 below and include the following entities (collectively “MSP”, “MSP Recovery” or the “Company”):

Entity Name	Method
LifeWallet, LLC	Combined
MSP Recovery of Puerto Rico LLC (Puerto Rico)	Combined
MDA Series, LLC	Combined
MSP Recovery, LLC	Combined
MAO-MSO Recovery LLC Series FHCP	Consolidated (non-wholly owned)
MSP Recovery Services, LLC	Combined
MSPA Claims 1, LLC	Consolidated (wholly owned)
MSP National, LLC	Consolidated (wholly owned)
MSP Recovery Claims Prov Series LLC	Combined
MSP Recovery Claims CAID Series LLC	Combined
MSP WB LLC	Combined
MSP Recovery Claims HOSP Series LLC	Combined
MSP Productions, LLC	Combined
MSP Recovery Claims HP, Series LLC	Combined
MSP Recovery Claims COM, Series LLC	Combined

MSP utilizes its proprietary internal data analytics platform to review health claims assigned by secondary payers such as Health Plans, Management Service Organizations (“MSO”), providers of medical services and Independent Physicians Associations. This platform allows MSP to identify claims cost recovery rights with potential recovery paths where claims either should not have been paid by the secondary payers or should have been reimbursed by third-party entities.

MSP seeks assignment of recovery rights from secondary payers by acquiring the recovery rights to claims from secondary payers via Claims Cost Recovery Agreements (“CCRA”). Prior to executing a CCRA, MSP utilizes its proprietary internal data analytics platform to review the set of claims and identify claims with probable recovery paths. MSP’s assets are these irrevocable assignments of health claims recovery rights that are automatic, all-encompassing and superior to other interests supported by Federal and State laws and regulations. MSP’s operations are primarily conducted in the U.S. and Puerto Rico.

Purchase Agreement

On July 11, 2021, MSP entered into a Membership Interest Purchase Agreement (as amended, the “MIPA”) by and among MSP, Lionheart Acquisition Corporation II, a Delaware corporation (“Lionheart”), Lionheart II Holdings, LLC, a Delaware corporation and a wholly owned subsidiary of Lionheart (“Opco”), the members of the MSP Purchased Companies (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members (the “Members’ Representative”).

Pursuant to the MIPA, the Members sold and assigned all of their membership interests in the MSP Purchased Companies to Opco in exchange for non-economic voting shares of Class V common stock, par value $0.0001, of Lionheart (“Class V Common Stock”) and non-voting economic Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an “Up-C Unit”) (such transaction, the “Business Combination”).

Following the closing of the Business Combination (the “Closing”), Lionheart organized in an “Up-C” structure in which the business of MSP and its subsidiaries are held directly or indirectly by Opco, and Lionheart owns all of the voting economic Class A Units of Opco and the Members or their designees own all of the non-voting economic Class B Units in accordance with the terms of the first amended and restated limited liability company agreement of Opco to be entered into at Closing (the “LLC Agreement”). Each Up-C Unit may be exchanged for either, at the Company’s option, (a) cash or (b) one share of Class A common stock, par value $0.0001, of the Company (“Class A Common Stock”), subject to the provisions set forth in the LLC Agreement.

Subject to the terms and conditions set forth in the MIPA, the aggregate consideration paid to the Members (or their designees) consisted of (i) 3,250,000,000 Up-C Units and (ii) rights to receive payments under the tax receivable agreement to be entered into at the Closing. Of the Up-C Units to be issued to certain Members at Closing, 6,000,000 (the “Escrow Units”) will be deposited into an escrow account with Continental Stock Transfer and Trust Company to satisfy any indemnification claims that may be brought pursuant to the MIPA.

Following the Business Combination, MSP’s Class A Common Stock trades on the Nasdaq Global Market (“Nasdaq”) under the new ticker symbol “MSPR”.

In conjunction with the MIPA, during the three months ended March 31, 2022 and 2021, the Company incurred direct and incremental transaction costs related to the Business Combination. These costs incurred by the Company were offset against Lionheart’s cash proceeds and deducted from the combined company’s additional paid-in capital rather than expensed as incurred. As of March 31, 2022, the Company had a balance of $16.1 million for deferred transaction costs, which was included in the condensed combined and consolidated balance sheets in Prepaid expenses and other current assets.

Investment Capacity Agreement

On September 27, 2021, the Company entered into an Investment Capacity Agreement (the “ICA”) providing for potential future transactions regarding select healthcare claims recovery interests with its investment partner, Virage Capital Management LP (“Virage”), which transactions may include the sale of claims by MSP. The ICA provides the maximum value of such claims would be $3 billion.

When the Company takes an assignment, the Company takes an assignment of the entire recovery but often they have a contractual obligation to pay the assignor 50% of any recoveries. This 50% interest typically is retained by the assignor (the “Retained Interest”), although in some cases, the Company has acquired all of the recoveries, and the applicable assignor has not kept any Retained Interest. The Retained Interest is not an asset of the Company, but an obligation to pay these assignors, with the Company keeping the other 50% interest of any recoveries. Virage’s funding in connection with future transactions generally will be used to purchase Retained Interests from existing assignors or new MSP assignors, although its funds can also be used to buy 50% of the recoveries from the Company, in the event the applicable assignor did not retain any Retained Interest. In connection with transactions consummated under the ICA, the Company may receive certain fees, including a finders fee for identifying the recoveries and a servicing fee for servicing the claims.

Pursuant to the ICA, the Company will assist Virage in acquiring these Retained Interests for a cash price. Virage will be paid the recovery generated from the purchased Retained Interests when received through litigation or settlements. The ICA is separate and distinct from Virage’s equity investment in the Company. The first purchase under the ICA is expected to occur before the end of the second quarter of 2022.

Liquidity

The Company’s operations are primarily funded by claims recovery service income related to a servicing agreement with VRM MSP Recovery Partners LLC (“VRM”), which was originally entered into on March 27, 2018, and amended on August 1, 2020 (the “Agreement”). As part of Virage Recovery Master LP’s investment in VRM, funds are set aside to pay service fees to the Company. Under the terms of the Agreement, VRM pays service fees to the Company, commensurate with the operational expenses and costs of the Company. As of March 31, 2022, VRM had $20.5 million reserved for the payment of services fees.

On July 11, 2021, MSP entered into a Membership Interest Purchase Agreement (as amended the “MIPA”), See above for further details on the transaction. The Company plans on raising funds through the planned transaction. As part of the transaction, the Company incurred additional costs, which are in excess of cash from claims recovery service income. The Company may, therefore, require additional financing to fund its operations for the next twelve months, including funding of transaction related costs.

Subsequent to March 31, 2022, the Company closed on the previously mentioned business combination. Due to the rate of redemptions there was less cash than anticipated along with transaction costs of $69.4 million that were due upon closing of the transaction. The Company executed agreements to defer $44.8 million of the transaction costs until May 29, 2023 and is also in the process of securing approximately $85 million of additional short term financing through an affiliate. In addition, the amount reserved for service fees under the Agreement with VRM was transferred to the Company at close. Further, the Company also anticipates funding to be available from the CEF Agreement and the ICA, as noted above. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms to fund its cash flow requirements. As a result, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued.

LifeWallet

On January 10, 2022, the Company announced the launch of LifeWallet LLC (“LifeWallet”). LifeWallet is being designed to help first responders and healthcare providers quickly and easily access patient medical histories. LifeWallet is part of MSP Recovery’s Chase to Pay platform, providing real-time analytics at the point of care, helping identify the primary insurer, assisting providers in receiving reasonable and customary rates for accident-related treatment, shortening the Company’s collection time frame, and increasing revenue visibility and predictability. The Company absorbed part of the technology behind LifeWallet through an employment agreement with the developer of the technology. As such as of March 31, 2022, the Company’s investment related to LifeWallet included in the condensed condensed combined and consolidated balance sheets was limited to activity and expenses incurred during the three months ended March 31, 2022. Through the date the financial statements were available to be issued, LifeWallet has committed to advertising costs within the next 12 months of approximately $3.2 million.

Note 2. BASIS OF PRESENTATON AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Combination and Consolidation

Basis of presentation

These statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and, in accordance with those rules and regulations do not include all information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the unaudited condensed combined and consolidated interim financial statements (the “Financial Statements”) reflect all adjustments, which consist only of normal recurring adjustments, necessary to state fairly the results of operations, financial condition and cash flows for the interim periods presented herein.

These Financial Statements should be read in conjunction with the combined and consolidated financial statements and notes thereto included in the Company’s 2021 and 2020 combined and consolidated financial statements included in this Form 8-K. The year-end combined and consolidated balance sheet data was derived from the audited financial statements but does not include all disclosures required by GAAP. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year.

All intercompany transactions and balances are eliminated from the condensed combined and consolidated financial statements.

The Company consolidates all entities that it controls through a majority voting interest or otherwise and the accompanying condensed combined and consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries and these entities for which the Company has a controlling interest in.

Principles of combination and consolidation

The condensed combined and consolidated financial statements (the “Financial Statements”) have been prepared on a stand-alone basis and include the accounts of MSPR, entities in which MSP has a controlling financial interest, and certain entities under common control (see Note 1).

The Company also combines all entities that it controls through a majority voting interest or as the primary beneficiary of a variable interest entity (“VIE”). Under the VIE model, management first assesses whether the Company has a variable interest in an entity, which would include an equity interest. If the Company has a variable interest in an entity, management further assesses whether that entity is a VIE, and if so, whether the Company is the primary beneficiary under the VIE model. Generally, entities that are organized similar to a limited partnership, in which a general partner (or managing member) make the most relevant decisions that affect the entity’s economic performance, are considered to be VIEs which would require consolidation, unless the limited partners have substantive kickout or participating rights. Entities that do not qualify as VIEs are assessed for consolidation under the voting interest model.

Under the VIE model, an entity is deemed to be the primary beneficiary of a VIE if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly affect the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Management determines whether the Company is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date. This analysis includes an evaluation of the Company’s control rights, as well as the economic interests that the Company holds in the VIE, including indirectly through related parties.

Entities that comprise the Company are under common control. When an entity within the structure controls another entity, it is presented on a consolidated basis. When the common control owner is outside of the Company, the entities are presented on a combined basis. The inclusion of entities on a combined or consolidated basis is depicted in Note 1.

Non-Controlling interest

For entities that are consolidated, but not 100% owned, a portion of the income or loss and corresponding equity is allocated to the other owners based on the distribution requirements in each entity’s operating agreement. The aggregate of the income or loss and corresponding equity that is not allocated to MSP is included in non-controlling interest.

Non-controlling interest is presented as a separate component of equity on the Company’s condensed combined and consolidated balance sheets and condensed combined and consolidated statements of changes in equity. Net income or loss includes the net income or loss attributed to the non-controlling interest holders on the Company’s condensed combined and consolidated statements of operations. See Note 9, “Members’ Equity and Non-Controlling Interests,” for more information on ownership interests in the Company.

Estimates and Assumptions

The preparation of condensed combined and consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the Company’s estimates. Estimates are periodically reviewed considering changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Significant estimates and assumptions reflected in these condensed combined and consolidated financial statements include but are not limited to claims recovery income and claims recovery service income recognition, recoverability of long-lived assets and cost of claims recoveries.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the chief operating decision maker (“CODM”). The Company manages its operations as a single segment for the purposes of assessing performance and making decisions. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a combined and consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. In addition, all the Company’s revenues and long-lived assets are attributable primarily to operations in the United States and Puerto Rico for all periods presented.

COVID-19 Impact

The COVID-19 pandemic has resulted, and could continue to result, in significant economic disruption. Federal, state and local governments mobilized to implement containment mechanisms to minimize impacts to their populations and economies. Various containment measures, which include the quarantining of cities, regions and countries, while aiding in the prevention of further outbreak, have resulted in a severe drop in general economic activity. In addition, the global economy has experienced a significant disruption to global supply chains. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak. As of March 31, 2022, COVID-19 has not had a significant impact on the Company.

Concentration of credit risk and Off-Balance Sheet Risk

Cash and cash equivalents and affiliate receivable are financial instruments that are potentially subject to concentrations of credit risk. See Note 11, Related Parties, for disclosure of affiliate receivables. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. The Company has no other financial instruments with off-balance-sheet risk of loss.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Fair Value Measurements

The Company applies the provisions of ASC 820, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company also applied the provisions of the subtopic to fair value measurements of non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. The subtopic defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The subtopic also establishes a framework for measuring fair value and expands disclosures about fair value measurements. The fair value framework requires the Company to categorize certain assets and liabilities into three levels, based upon the assumptions used to price those assets or liabilities. The three levels are defined as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

The Company has determined the estimated fair value of its financial instruments based on appropriate valuation methodologies; however, for level 2 and level 3 inputs considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair values can be materially affected by using different assumptions or methodologies. The methods and assumptions used in estimating the fair values of financial instruments are based on carrying values and future cash flows. As of March 31, 2022 and December 31, 2021, the Company did not hold any level 2 or level 3 assets or liabilities.

Cash and cash equivalents are stated at cost, which approximates their fair value. The carrying amounts reported in the balance sheets for affiliate receivable, accounts payable, affiliate payable and accrued liabilities approximate fair value, due to their short-term maturities.

The carrying amounts of the Company’s outstanding borrowings that qualify as financial instruments are carried at cost, which approximates their fair value as of March 31, 2022 and December 31, 2021.

Equity Method Investments

Equity investments that are not consolidated, but over which the Company exercises significant influence, are accounted for in accordance with ASC Topic 323, “Investments—Equity Method and Joint Ventures” (“ASC 323”). Whether or not the Company exercises significant influence with respect to an investee company depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and ownership level. An entity is presumptively assumed to have significant influence in a corporation when it holds 20% or more of the voting stock of the investee company, or at a lower level (e.g., 3% to 5%) for entities that track separate members capital accounts.

Under the equity method of accounting, an investee company’s accounts are not reflected within the Company’s condensed combined and consolidated balance sheets and statements of operations; however, the Company’s share of the earnings or losses of the investee company is reflected in the caption ‘‘Other income” in the condensed combined and consolidated statements of operations. The Company’s carrying value in an equity method investee company is not reflected in the Company’s condensed combined and consolidated balance sheets as of March 31, 2022 or December 31, 2021 as the carrying value is zero. When the Company’s carrying value in an equity method investee company is reduced to zero, no further losses are recorded in the Company’s condensed combined and consolidated financial statements unless the Company guaranteed obligations of the investee company or has committed additional funding. When the investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

Property, Plant and Equipment

Property and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses, if any. Major expenditures for property and equipment and those that substantially increase useful lives are capitalized. When assets are sold or otherwise disposed of, costs and related accumulated depreciation are removed from the financial statements and any resulting gains or losses are included in general and administrative expenses within our condensed combined and consolidated statements of operations.

The Company provides for depreciation and amortization on property and equipment using the straight-line method to allocate the cost of depreciable assets over their estimated lives as follows:

Office and Computer Equipment	3 years
Furniture and Fixtures	3 years
Leasehold Improvements	Lesser of lease term or estimated life

Internal Use Software

Internal-use software development costs incurred in the preliminary project stage are expensed as incurred; costs incurred in the application and development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over the estimated useful life of the asset and costs incurred in the post-implementation/operations stage are expensed as incurred. Further, internal and external costs incurred in connection with upgrades or enhancements are also evaluated for capitalization. If the software upgrade results in an additional functionality, costs are capitalized; if the upgrade only extends the useful life, it is expensed as occurred.

Intangible assets (CCRAs)

In certain of its CCRAs, the Company makes upfront payments to acquire claims recovery rights from secondary payers, such as health plans, managed service organizations, providers or medical services and independent physicians associations. The Company recognizes intangible assets for costs incurred up front to acquire claims recovery rights from various assignors.

The Company amortizes capitalized costs associated with CCRAs over 8 years, based on the typical expected timing to pursue recovery through litigation, including through potential appeals.

Leases

Leases entered into by the Company, in which substantially all the benefits and risk of ownership are transferred to the Company, are recorded as obligations under capital leases. Obligations under capital leases, if any, reflect the present value of future lease payments, discounted at an appropriate interest rate, and are reduced by rental payments, net of imputed interest. Assets under capital leases are amortized based on the useful lives of the assets. All other leases are classified as operating leases, and leasing costs, including any rent holidays, leasehold incentives and rent concessions, are recorded on a straight-line basis over the lease term under general and administrative expense in the condensed combined and consolidated statements of operations. See Note 6, Operating Leases, for more information.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, such as property and equipment including capitalized software costs, and finite-lived intangibles such as claims recovery rights, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset group are less than the carrying value, a write-down would be recorded to reduce the related asset group to its estimated fair value. There were no impairment indicators in the three months ended March 31, 2022 and 2021.

Claims Recovery

The Company’s primary income-producing activities are associated with the pursuit and recovery of proceeds related to claims recovery rights that the Company obtains through CCRAs, in which it becomes the owner of those rights. As such, such income is not generated from the transfer of control of goods or services to customers, but through the proceeds realized from perfection of claims recoveries from rights the Company holds outright. The Company also generates revenue by providing claims recovery services to other entities outside of the Company.

Claims recovery income

The Company recognizes claims recovery income based on a gain contingency model – that is, when the amounts are reasonably certain of collection. This typically occurs upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved.

In some cases, the Company owes an additional payment to the original assignor in connection with the realized value of the recovery right. Claims recovery income is recognized on a gross basis, as the Company is entitled to the full value of proceeds, and makes a payment to the original assignor similar to a royalty arrangement. Such payments to prior owners are recognized as cost of claims recovery in the same period the claims recovery income is recognized.

When the Company becomes entitled to proceeds from the settlement of a claim recovery pursuit or proceeding, it recognizes the amount in accounts receivable.

Claims recovery service income, ASC 606, Revenue from Contracts with Customers

The guidance under ASC 606, Revenue from Contracts with Customers, provides that an entity should apply the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation.

The Company derives revenues from contracts with customers primarily from claims recovery services arrangements (“claims recovery services”). Claims recovery services include services to related parties or third parties to assist those entities with pursuit of claims recovery rights. The Company has determined it has a single performance obligation for the series of daily activities that comprise claims recovery services, which are recognized over time using a time-based progress measure and are typically based on 1) budgeted expenses for the current month with an adjustment for the variance between budget and actual expenses from the prior month or 2) on a contingent basis dependent on actual settlements or resolved litigation. Amounts estimated and recognized, but not yet fully settled or resolved as part of litigation are recognized as contract assets. There were no contract assets at March 31, 2022 or December 31, 2021, as amounts associated with unresolved litigation were fully constrained.

Claims recovery services are generally paid in advance on a monthly basis. The Company did not recognize any material revenue for the three months ended March 31, 2022 and 2021 for performance obligations that were fully satisfied in previous periods.

For the three months ended March 31, 2022 and 2021, the majority of the Company’s claims recovery service income was related to a servicing agreement with VRM MSP Recovery Partners LLC (“VRM”), which was entered into on March 27, 2018. As part of Virage Recovery Master LP’s investment in VRM, funds are set aside to pay service fees to the Company. As of March 31, 2022, VRM had $20.5 million reserved for the payment of services fees.

The Company does not have material unfulfilled performance obligation balances for contracts with an original length greater than one year in any years presented. Additionally, the Company does not have material costs related to obtaining a claims recovery service contract with amortization periods greater than one year for any period presented.

The Company applies ASC 606 utilizing the following allowable exemptions or practical expedients:

•	Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.

•

Practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

•	Election to present revenue net of sales taxes and other similar taxes, if any.

•

Practical expedient not requiring the entity to adjust the promised amount of consideration for the effects of a significant financing component if the entity expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Transfers of Claims Cost Recovery Rights to Others

In some cases, the Company has entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. The Company evaluates whether such transfers are sales of nonfinancial assets, sales of future revenues treated as debt, in-kind contributions to equity method investees, or other types of arrangements.

When they are treated as sales of nonfinancial assets, the Company recognizes a gain on the sale when control transfers to the counterparty based on the difference between the fair value of consideration (including cash) received and the recognized carrying value of the CCRAs. In some cases, such sales include variable consideration in the form of payments that will be made only upon achievement of certain recoveries, or based on a percentage of actual recoveries. The Company estimates and constrains the amounts that will ultimately be realized based on these variable payment terms and includes those amounts in the determination of gain or loss; the gain or loss is subsequently updated based on changes in those estimates.

In other cases, such transfers are considered to be sales of future revenue that are debt-like in nature. These arrangements are recognized as debt based on the proceeds received, and are imputed an interest rate based on the expected timing and amount of payments to achieve contractual hurdles. These are subject to revisions of estimates of that timing and amount based on the contractual provisions and the Company’s assumptions from changes in facts and circumstances. Such changes are reflected through revision of the imputed interest rate on a cumulative catch up basis.

Cost of Claims Recoveries

Costs of claims recoveries consist of all directly attributable costs specifically associated with claims processing activities, including contingent payments to assignors (i.e., settlement expenses) as well as amortization of CCRA intangible assets for those in which the Company made upfront payments for claims recovery rights.

Income Taxes

The various entities that comprise the Company, including consolidated affiliates, have elected to be treated as a partnership for federal income tax purposes. As such, the Company entities are treated as disregarded entities and are not subject to federal income taxation at the legal entity level. Instead, the Company’s members are liable for federal and state income taxes on their respective share of the Company’s taxable income or loss, subject to each member’s own adjustments for its capital accounts for tax purposes. Consequently, no income tax, income tax payable, or deferred tax assets and liabilities are recorded for any financial reporting date.

It is not practical to provide information about each member’s tax basis in the entities, as they are varied by member and subject to basis adjustments that exist outside of the Company’s financial accounting records.

For tax years beginning on or after January 1, 2018, the legal entities that comprise the Company are subject to partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (the “Centralized Partnership Audit Regime”). Under the Centralized Partnership Audit Regime, any Internal Revenue Service (“IRS”) audit of any or all of the legal entities that comprise the Company would be conducted at the partnership level. If the IRS determines an adjustment is warranted, the entities that comprise the Company that are implicated by such an adjustment will pay an “imputed underpayment,” including any applicable interest and penalties. The entities that comprise the Company may instead make a “push-out” election, in which case the partners or members for the year that is under audit would be required to include the adjustments on the partner’s or member’s income tax returns. If an entity that comprises part of the Company receives an imputed underpayment, a determination will be made based on the relevant facts and circumstances that exist at that time. Any payments that the entities that comprise the Company makes on behalf of its current partners or members will be reflected as a distribution to the partners or members, rather than tax expense.

Recent Accounting Pronouncements

New Accounting Pronouncements Recently Adopted

ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). This standard simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra- period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. The Company adopted this guidance on January 1, 2022 and it had no material impact on our condensed combined and consolidated financial statements.

ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this Update provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. This standard is effective for all entities as of March 12, 2020 through December 31, 2022. Early adoption is permitted. The Company adopted this guidance on January 1, 2022 and it had no material impact on our condensed combined and consolidated financial statements.

ASU 2020-06, Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815- 40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. On August 5, 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The amendments simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company adopted this guidance on January 1, 2022 and it had no material impact on our condensed combined and consolidated financial statements.

New Accounting Pronouncements Issued but Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases, to increase transparency and comparability among organizations by recognizing right of use assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to ASC 2016-02, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases: Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, in March 2020, ASU 2020-03, Codification Improvements to Financial Instruments, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Additionally, on June 3, 2020, the FASB deferred by one year the effective date of the new leases standard for private companies, private not-for-profits and public not-for-profits that have not yet issued (or made available for issuance) financial statements reflecting the new standard. Furthermore, in June 2020, ASU 2020-05, Revenue from Contracts with Customers and Leases, was issued to defer effective dates of adoption of the new leasing standard for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s condensed combined and consolidated operating results, cash flows, financial condition and related disclosures.

ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses. In 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments including subsequent amendments to the initial guidance: ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825. Financial Instruments, ASU 2019-05, Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments - Credit Losses. ASU 326 and related amendments require credit losses on financial instruments measured at amortized cost basis to be presented at the net amount expected to be collected, replacing the current incurred loss approach with an expected loss methodology that is referred to as CECL. This ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s condensed combined and consolidated operating results, cash flows, financial condition and related disclosures.

Note 3. INVESTMENT IN EQUITY METHOD INVESTEES

MSP holds three investments which are accounted for using equity method: MAO-MSO Recovery II LLC Series PMPI (“Series PMPI”), MAO-MSO Recovery LLC and MAO-MSO Recovery II LLC (both collectively the “MAO-MSO entities”).

Series PMPI is a series entity of MAO-MSO Recovery II LLC. The Company exercises significant influence over the operating and financial activities of Series PMPI, but does not exercise control of the entity. In accordance with Series PMPI’s operating agreement, the controlling member is entitled to a preferred return of 20% per annum (the “Preferred Return”). Once the Preferred Return has been met, the controlling member is entitled to 50% of claims recoveries by PMPI. The noncontrolling member is allocated 100% of the costs of PMPI. Since the Preferred Return exceeds the total members’ equity of PMPI as of both March 31, 2022 and December 31, 2021, the value of the equity method investment in the condensed combined and consolidated balance sheet is $0.

The MAO-MSO entities are Delaware limited liability companies formed as master series entities whose central operations are to form other series legal entities that will hold and pursue claims recovery rights. The MAO-MSO entities are not designed to hold or pursue claims recoveries themselves. The Company holds a 50% economic interest in both entities, and has significant influence through its equity investment, but does not control either entity. As equity method investments, the Company recognizes its proportionate share of net earnings or losses as equity earnings in Other income. The activity of these entities has been insignificant for the three months ended March 31, 2022 and 2021. Since the Company did not make a contribution to the MAO-MSO entities and the entities have recorded losses, the value of the equity method investment in the condensed combined and consolidated balance sheets is $0 as of both March 31, 2022 and December 31, 2021.

Summary financial information for equity accounted investees, not adjusted for the percentage ownership of the Company is as follows (in thousands):

Series PMPI	Revenue	Amortization	Other expenses	Profit (Loss)
For the three months ended March 31, 2022	$—	$500	$—	$(500)
For the three months ended March 31, 2021	$1	$500	$—	$(499)

Series PMPI	Total Assets	Total Liabilities
As of March 31, 2022	$4,841	$282
As of December 31, 2021	$5,390	$266

Note 4. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consist of the following (in thousands):

	March 31, 2022	December 31, 2021
Office and computer equipment	$363	$356
Leasehold improvements	113	113
Internally developed software	1,283	1,020
Other software	67	66

Property, plant and equipment, gross	$1,826	$1,555
Less: accumulated depreciation and amortization of software	(884)	(805)

Property, plant and equipment, net	$942	$750

Depreciation expense and amortization expense of software was $79 thousand and $32 thousand for the three months ended March 31, 2022 and 2021, respectively.

Note 5. INTANGIBLE ASSETS, NET

Intangible assets, net consists of the following (in thousands):

March 31, 2022
CCRAs
Gross	$86,955
Accumulated amortization	(3,454)

Net	$83,501

December 31, 2021
CCRAs
Gross	$84,955
Accumulated amortization	(737)

Net	$84,218

During the three months ended March 31, 2022, the Company purchased $2.0 million of CCRAs, which was paid in cash.

Amortization of CCRA expense was $2.7 million and $31 thousand for the three months ended March 31, 2022 and 2021, respectively.

Future amortization for CCRAs is expected to be as follows (in thousands):

Remaining 2022	$8,152
2023	10,869
2024	10,796
2025	10,744
2026	10,744
Thereafter	32,194

Total	$83,501

Note 6. OPERATING LEASES

The Company leases an office space under a non-cancellable operating lease expiring November 2023. In addition, the Company rents an office space from the Law Firm, which is on a month to month basis and therefore not included in the future minimum lease payments below. Rent expense for the three months ended March 31, 2022 and 2021 was $0.2 million and $0.2 million, respectively.

The future minimum lease payments under non-cancelable operating leases as of March 31, 2022 for the next five years and thereafter are as follows (in thousands):

Year Ending December 31,	Lease Payments
Remaining 2022	$173
2023 (1)	217

Total	$390

(1)	Operating lease expires before or during the year ending December 31, 2023

Note 7. VARIABLE INTEREST ENTITIES

Consolidated Variable Interest Entities

The Company evaluates its ownership, contractual, and other interests in entities to determine if they are VIEs, if it has a variable interest in those entities, and the nature and extent of those interests. These evaluations are highly complex and involve management judgment and the use of estimates and assumptions based on available historical information, among other factors. Based on its evaluations, if the Company determines it is the primary beneficiary of such VIEs, it consolidates such entities into its financial statements. VIEs information below is presented on aggregate basis based on similar risk and reward characteristics and MSP’s involvement with the VIEs.

The Company includes a number of entities that are determined to be VIEs and which are combined under common control (see Note 1), and for which the common control group can direct the use of the entities’ assets and resources for other purposes. The Company consolidates VIEs in which one of the combined entities is the primary beneficiary.

The assets of the consolidated VIEs may only be used to settle obligations of these VIEs and to settle any investors’ ownership liquidation requests. There is no recourse to MSP for the consolidated VIEs’ liabilities. The assets of the consolidated VIEs are not available to MSP’s creditors.

Total assets and liabilities included in its condensed combined and consolidated balance sheets for these VIEs were $9.7 million and $130.9 million, respectively, at March 31, 2022 and $9.7 million and $122.7 million, respectively, at December 31, 2021.

Investments in unconsolidated Variable Interest Entities

The Company is involved with VIEs in which it has investments in equity but does not consolidate because it does not have the power to direct the activities that most significantly impact their economic performance and thus is not considered the primary beneficiary of the entities. Those VIEs are reflected as equity method investments.

Total assets and liabilities for these VIEs were $4.8 million and $0.3 million, respectively, at March 31, 2022 and $5.4 million and $0.3 million, respectively, at December 31, 2021.

Generally, MSP’s exposure is limited to its investment in those VIEs (see Note 3). For MAO-MSO Recovery II, LLC and Series PMPI, MSP may be exposed to providing additional recovery services at its own cost if recovery proceeds allocated to it are insufficient to recover the costs of those services. MSP does not have any other exposures or any obligation to provide additional funding.

Note 8. CLAIMS FINANCING OBLIGATIONS AND NOTES PAYABLE

Based on claims financing obligations and notes payable agreements, as of March 31, 2022 and December 31, 2021, the present value of amounts owed under these obligations were $211.7 million and $201.4 million, respectively, including unpaid interest to date of $102.6 million and $94.5 million, respectively. The weighted average interest rate is 22% based on the current book value of $211.7 million with rates that range from 2% to 30%. The Company is expected to repay these obligations from cash flows from claim recovery income.

As March 31, 2022, the minimum required payments on these agreements are $376.1 million with $125.6 million of the required payments being non-recourse. Certain of these agreements have priority of payment regarding any proceeds until full payment of the balance due is satisfied. However, in some cases, to the extent that, upon final resolution of the Claims, the investors receive from proceeds an amount that is less than the agreed upon return, the investors have no recourse to recover such deficit from the Company. Certain of these agreements fall under ASC 470 for the sale of future revenues classified as debt. The maturity of the commitments range from the date sufficient claims recoveries are received to cover the required return or in some cases by 2031.

Also, during 2020, the Company obtained funds under the Paycheck Protection Program (the “PPP Loan”) in the amount of $1,086 thousand. Since the amount must be repaid unless forgiven in accordance with the Paycheck Protection Program, the Company accounted for the funds as debt under ASC 470. As of December 31, 2021, the total amount of the PPP Loans have been forgiven.

Note 9. MEMBERS’ EQUITY AND NONCONTROLLING INTEREST

The entities included in the Financial Statements that are under common control (see Note 1) generally have a single class of units and are controlled by a single individual or entities controlled by that individual (the “Controlling Member”). The Controlling Member and other noncontrolling members generally retain similar rights and privileges in these entities, based on their respective ownership percentages.

MAO-MSO Recovery LLC Series FHCP (“FHCP”) is a non-wholly owned subsidiary of MSP Recovery, LLC. In accordance with FHCP’s operating agreement, the noncontrolling member is entitled to a preferred return of 20% per annum (the “Preferred Return”). Once the Preferred Return has been met, the noncontrolling member is entitled to 80% of claims recoveries by FHCP. The controlling member is allocated 100% of the costs of FHCP. Since the Preferred Return exceeds the total members’ equity of FHCP as of March 31, 2022 and December 31, 2021, the noncontrolling interest presented on the condensed combined and consolidated balance represents the entire members’ equity of FHCP.

Note 10. COMMITMENTS AND CONTINGENCIES

The Company is subject to certain legal proceedings, claims, investigations, and administrative proceedings in the ordinary course of its business. The Company records a provision for a liability when it is both probable that the liability has been incurred and the amount of the liability can be reasonably estimated. These provisions, if any, are reviewed and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Depending on the nature and timing of any such proceedings that may arise, an unfavorable resolution of a matter could materially affect the Company’s future combined and consolidated results of operations, cash flows or financial position in a particular period. As of March 31, 2022, there were no material pending or threatened litigations against us.

The Company pursues claims recoveries through settlement, arbitration and legal proceedings. The accounting policy for these activities is discussed under Claims recovery income in Note 2 – Basis of presentation and summary of significant accounting policies.

Note 11. RELATED PARTY

Legal Services – MSP Recovery Law Firm

Certain Company entities have previously entered into legal services agreements (the “Existing LSAs”) with the Law Firm, an affiliate of certain Members, for the recovery of Claims. Pursuant to the terms of the Existing LSAs, the Law Firm provides MSP with investigation, case management, research and legal services in the pursuit of recovery of Claims in exchange for a portion of the recovered proceeds relating to such Claims. The Existing LSAs also provide that the Law Firm serve as exclusive lead counsel for any litigation relating to such Claims. As of March 31, 2022 and December 31, 2021, $8.5 million and $5.5 million, respectively, was due to the Law Firm and included in the condensed combined and consolidated balance sheets in Affiliate Payable.

The Law Firm may also collect and/or hold cash on behalf of the Company in the ordinary course of business. As of March 31, 2022 and December 31, 2021, $3.5 million and $3.4 million, respectively, was due from the Law Firm and included in the condensed combined and consolidated balance sheets in Affiliate Receivable. In addition, the Company rents office space from the Law Firm as discussed in Note 6.

MSP Recovery Aviation, LLC

MSP Recovery, LLC may make payments related to operational expenses on behalf of its affiliate, MSP Recovery Aviation, LLC (“MSP Aviation”). As of both March 31, 2022 and December 31, 2021, $153 thousand was due from the MSP Aviation and included in the condensed combined and consolidated balance sheets in Affiliate Receivable.

Funds held for other entities

MSP Recovery, LLC may collect and/or hold cash on behalf of its affiliates in the ordinary course of business. As of both March 31, 2022 and December 31, 2021, $39.7 million was due to affiliates of the Company and included in the condensed combined and consolidated balance sheets in Affiliate Payable. These amounts were primarily due to Series MRCS LLC, an affiliate of MSP, and will be repaid either through excess cash flows from operations, other financing or in connection with the transaction noted in Note 1. During the year ended December 31, 2021, the Company also entered into a note payable with Series MRCS as outlined in Note 5. As of March 31, 2022 and December 31, 2021, the balance of the note payable was $0.5 million and included in the condensed combined and consolidated balance sheets in Claims financing obligation & notes payable.

As of both March 31, 2022 and December 31, 2021, $0.4 million was due to MSP National, LLC from Series MRCS LLC and as of March 31, 2022 and December 31, 2021, there were additional receivables from other affiliates of $89 thousand and $92 thousand, respectively. These were included in the condensed combined and consolidated balance sheets in Affiliate Receivable.

VRM

MSP Recovery, LLC receives claims recovery service income for services provided to VRM. The Company concluded that VRM is a related party due to ownership interests in the entity held by Series MRCS LLC, an affiliate of MSP. During the three months ended March 31, 2022 and 2021, $7.3 million and $2.7 million, respectively, of claims recovery service income was received from VRM as part of the servicing agreement and was included in the condensed combined and consolidated statements of operations.

Note 12. INVESTMENTS IN EQUITY SECURITIES AND OBLIGATIONS TO DELIVER SECURITIES

The Company had an outstanding obligation to provide equity securities (a “short position”) as of December 31, 2020. The short position was classified as a liability, marked-to-market and was evaluated at Level 1 for fair value. During the three months ended March 31, 2021, the Company covered its short position by acquiring 100,000 equity shares of a publicly traded U.S. company for $1.8 million, recognizing a realized loss of $193 thousand in Other income, net in the condensed combined and consolidated statements of operations. As of March 31, 2022 and December 31, 2021, the Company had no investments in equity securities.

Note 13. SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through May 27, 2022, the date the financial statements were available to be issued.

Business Combination

On May 18, 2022, the Business Combination as discussed in Note 1 was approved by shareholders. On May 23, 2022, the Company began trading its publicly traded Class A Common Stock on the Nasdaq under the new ticker symbol “MSPR”.

OTC Equity Prepaid Forward Agreement

On May 17, 2022, the Company and CF Principal Investments LLC (“CF”) entered into an agreement for an OTC Equity Prepaid Forward Transaction (the “Transaction”).

Pursuant to the terms of the Transaction, CF agreed to (a) transfer to the Company for cancellation any warrants to purchase shares received as a result of being the stockholder of record of a share as of the close of business on the closing date of the Business Combination, pursuant to the previously announced and declared LCAP dividend and (b) waive any redemption right that would require the redemption of the Subject Shares (as defined below) in exchange for a pro rata amount of the funds held in LCAP’s trust account.

At closing of the Business Combination, the Company transferred from the trust account to an escrow account an amount equal to (a) the aggregate number of such Subject Shares (approximately 1.1 million shares), multiplied by (b) the per share redemption price for shares out of the trust account, as a prepayment to CF of the amount to be paid to CF in settlement of the Transaction for the number of shares owned by CF at the closing of the Business Combination (the “Subject Shares”).

CF may sell the Subject Shares at its sole discretion in one or more transactions, publicly or privately. Any such sale shall constitute an optional early termination of the Transaction upon which (a) CF will receive from the escrow account an amount equal to the positive excess, if any, of (x) the product of the redemption price and the aggregate number of shares over (y) an amount equal to the proceeds received by CF in connection with sales of the shares, and (b) the Company will receive from the escrow account the amount set forth in (y) above.

Committed Equity Facility

On May 17, 2022, the Company entered into a Company Common Stock Purchase Agreement (the “Purchase Agreement”) with CF. Pursuant to the Purchase Agreement, after the closing of the Business Combination, the Company will have the right to sell to CF from time to time at its option up to $1 billion in Class A common stock shares, subject to the terms, conditions and limitations set forth in the Purchase Agreement.

Sales of the shares of the Company’s common stock to CF under the Purchase Agreement, and the timing of any such sales, will be determined by the Company from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the common stock, as well as determinations by the Company about the use of proceeds of such common stock sales. The net proceeds from any such sales under the Purchase Agreement will depend on the frequency with, and the price at, which the shares of common stock are sold to CF.

Upon the initial satisfaction of the conditions to CF’s obligation to purchase shares of common stock set forth under the Purchase Agreement, the Company will have the right, but not the obligation, from time to time, at its sole discretion and on the terms and subject to the limitations contained in the Purchase Agreement, until no later than the first day of the month following the 36 month anniversary of the date that the registration statement of the shares is declared effective, to direct CF to purchase up to a specified maximum amount of common stock as set forth in the Purchase Agreement by delivering written notice to CF prior to the commencement of trading on any trading day. The purchase price of the common stock that the Company elects to sell to CF pursuant to the Purchase Agreement will be 98% of the VWAP of the common stock during the applicable purchase date on which the Company has timely delivered a written notice to CF, directing it to purchase common stock under the Purchase Agreement.